Exhibit 107

Calculation of Filing Fee

Table

F-10

(Form Type)

Algoma Steel Group Inc.

(Exact Name of Registrant

as Specified in its Charter)

Table 1: Newly Forward Registered and Carry Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (without par value)		(1)	(1)	—	—	—
	Debt	Preferred Shares (without par value)		(1)	(1)	—	—	—
	Other	Debt Securities		(1)	(1)	—	—	—
	Other	Subscription Receipts		(1)	(1)	—	—	—
	Other	Units		(1)	(1)	—	—	—
	Other	Warrants		(1)	(1)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$1,000,000,000 (2)	0.00011020	$110,200
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,000,000,000		$110,200
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$110,200

1)

There are being registered under the Registration Statement to which this exhibit pertains (this “Registration Statement”) such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, units and warrants of Algoma Steel Group Inc. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$1,000,000,000 (or its equivalent in any other currency used to denominate the securities).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.